Exhibit 99.1

FOR IMMEDIATE RELEASE

VEREIT® Announces Redemption of All of the Outstanding
6.70% Series F Cumulative Redeemable Preferred Stock

PHOENIX, AZ, July 16, 2021 -- VEREIT, Inc. (NYSE: VER) ("VEREIT" or the “Company”), a full-service real estate operating company which owns and manages one of the largest portfolios of single-tenant commercial properties in the U.S., announced today that it intends to redeem all of the outstanding shares of its 6.70% Series F Cumulative Redeemable Preferred Stock (“Series F Preferred Stock”) on August 15, 2021 (the “Redemption Date”) using cash on hand and its undrawn revolver. Concurrently with the redemption of the Series F Preferred Stock, VEREIT Operating Partnership, L.P. (“VEREIT OP”), the operating partnership of the Company, intends to redeem all outstanding Series F Preferred Units of VEREIT OP in accordance with the terms of VEREIT OP’s agreement of limited partnership.

The shares of Series F Preferred Stock will be redeemed at a redemption price of $25.00 per share (the “Redemption Price”). Payment of the Redemption Price will be made on August 16, 2021, the first business day after the Redemption Date. As previously announced, VEREIT will pay the cash dividend on the Series F Preferred Stock of $0.1395833 for the period from July 15, 2021 through August 14, 2021 to holders of Series F Preferred Stock as of August 1, 2021, which is the record date for such dividend, on August 16, 2021.

Dividends on the shares of Series F Preferred Stock will cease to accrue on the Redemption Date. Upon redemption, the Series F Preferred Stock will no longer be outstanding, and all rights of the holders of such shares will terminate, except the right of the holders to receive the cash payable upon such redemption, without interest.

All shares of Series F Preferred Stock are held in book-entry form. As specified in the notice of redemption, shares of Series F Preferred Stock held in book-entry form through the Depository Trust Company (“DTC”) will be redeemed according to DTC’s procedures and shares of Series F Preferred Stock held through the records of Computershare Trust Company, N.A. (the “Redemption Agent”) will be automatically redeemed by the Redemption Agent. Payment to DTC and the registered holders for the redeemed shares of Series F Preferred Stock will be made by the Redemption Agent.

The address for the Redemption Agent is as follows:

Computershare Trust Company, N.A.
150 Royall Street
Canton, MA 02021
Attn: Corporate Actions
Telephone: (800) 546-5141

Exhibit 99.1
About VEREIT
VEREIT is a full-service real estate operating company which owns and manages one of the largest portfolios of single-tenant commercial properties in the U.S. VEREIT has total real estate investments of $14.5 billion including approximately 3,900 properties and 88.7 million square feet. VEREIT’s business model provides equity capital to creditworthy corporations in return for long-term leases on their properties. VEREIT is a publicly traded Maryland corporation listed on the New York Stock Exchange. VEREIT uses, and intends to continue to use, its Investor Relations website, which can be found at www.VEREIT.com, as a means of disclosing material nonpublic information and for complying with its disclosure obligations under Regulation FD.  Additional information about VEREIT can be found through social media platforms such as Twitter and LinkedIn.

Forward-Looking Statements
Information set forth in this press release contains forward-looking statements which reflect VEREIT's expectations and projections regarding future events and plans, including statements regarding the redemption of the Series F Preferred Stock and the Series F Preferred Units and payment of the Redemption Price. Generally, the words "anticipates," "assumes," "believes," "continues," "could," "estimates," "expects," "goals," "intends," "may," "plans," "projects," "seeks," "should," "targets," "will," variations of such words and similar expressions identify forward-looking statements. These forward-looking statements are based on information currently available and involve a number of known and unknown assumptions and risks, uncertainties and other factors, which may be difficult to predict and beyond VEREIT's control, that could cause actual events and plans or could cause VEREIT's business, financial condition, liquidity and results of operations to differ materially from those expressed or implied in the forward-looking statements.  These factors include the risks and uncertainties detailed from time to time in VEREIT’s filings with the Securities and Exchange Commission (“SEC”), which are available at the SEC's website at www.sec.gov. VEREIT disclaims any obligation to publicly update or revise any forward-looking statements contained in this press release whether as a result of changes in underlying assumptions or factors, new information, future events or otherwise, except as required by law.

Media Contact
Parke Chapman
Rubenstein Associates
212.843.8489 | PChapman@Rubenstein.com

Investor Contact
Bonni Rosen, Senior Vice President, Investor Relations
VEREIT
877.405.2653 | BRosen@VEREIT.com